Exhibit 10.8 (b)

American Woodmark Corporation

Fiscal Year 2000
Annual Incentive Plan for Senior Vice Presidents

  The objectives of the Annual Incentive Plan are threefold:
    Provide an incentive which will encourage and reward outstanding individual performance;
    Help align the personal goals of the individual with the overall goals of and objectives of American Woodmark and the stockholders of American Woodmark; and
    Together with base pay and long term incentive programs, provide a compensation package, in both form and total value, which is equal to or better than opportunities offered in the competitive marketplace for similar performance in similar positions.

  Eligibility for Participation in the Annual Incentive Program
    Senior Vice Presidents of the Company. Eligible participants must be employed by the Company on April 30, 2001. All calculations will be reduced on a pro-rated basis for eligible participants not employed as of May 1, 2000.

  Determination of Annual Incentive Payout
    Determination of the payout will be based on one component:
      Zero to 100% of base salary on April 30, 2000 as determined by the attached schedule for net income. No payment will be made on net income below $13.5 million. Net income will be the audited amount as listed in the Company's annual report for Fiscal 2000.